SIXTH AGREEMENT OF AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Sixth Agreement of Amendment to Loan and Security Agreement (“Amendment”) is effective December 22, 2017 by and among GERBER FINANCE INC., a New York corporation, having an office at 488 Madison Avenue, New York, New York 10022 (“Lender”), KBS BUILDERS, INC., having an address at 5215 Gershwin Avenue N., Oakdale, Minnesota 55128 (“Borrower”), and ATRM HOLDINGS, INC., having an office at 5215 Gershwin Avenue N., Oakdale, Minnesota 55128, as a guarantor.

RECITALS

A.    Borrower has executed and delivered to Lender a certain Promissory Note, dated February 23, 2016, in the original maximum principal sum of Four Million Dollars ($4,000,000.00), (the “Note”) payable to the order of Lender.

B.    In connection with the execution and delivery of the Note and to secure payment and performance of the Note and other obligations of Borrower to Lender, Lender and Borrower have executed, among other things, a Loan and Security Agreement dated as of February 23, 2016, as amended by Agreement of Amendment to Loan and Security Agreement, dated as of November 30, 2016, a Second Agreement of Amendment to Loan and Security Agreement, dated as of November 30, 2016, a Third Agreement of Amendment to Loan and Security Agreement, dated as of June 30, 2017, a Fourth Agreement of Amendment to Loan and Security Agreement, dated as of July 19, 2017, and a Fifth Agreement of Amendment to Loan and Security Agreement dated as of September 29, 2017. (the “Loan Agreement”).

C.    By having executed the Loan Agreement as a Corporate Credit Party, ATRM Holdings, Inc., as a guarantor has unconditionally guaranteed all obligations of Borrower to Lender.

D.    For purposes of convenience, the Note, Loan Agreement, and related collateral agreements, certificates and instruments are collectively referred to as the “Credit Documents” in addition to the definition in the Loan Agreement.

E.    As of the effective date hereof, ATRM Holdings, Inc., has deposited $430,000 cash Collateral into the Collateral Account maintained with Lender.

F.    Pursuant to a letter agreement of even date, Lone Star Value Investors, LP has agreed to pledge $150,000 of $3,300,000 funds previously deposited at MUFG Union Bank, N.A. pursuant to a Pledge and Security Agreement dated October 4, 2016, as amended, which security interest is perfected by Securities Account Control Agreement dated October 4, 2016 executed by MUFG Union Bank, N.A. to secure payment and performance of the Note.

G.    Jeffrey Eberwein has executed an instrument of Guaranty dated November 20, 2017 by which he has guaranteed payment of up to $500,000 of Permitted Concentration Related Overadvances defined herein.

H.    Lender, Borrower and ATRM Holdings, Inc., wish to clarify their rights and duties to one another as set forth in the Credit Documents.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.    Lender, Borrower and ATRM Holdings, Inc., reaffirm consent and agree to all of the terms and conditions of the Credit Documents as binding, effective and enforceable according to their stated terms, except to the extent that such Credit Documents are hereby expressly modified by this Amendment.

2.    In the case of any ambiguity or inconsistency between the Credit Documents and this Amendment, the language and interpretation of this Amendment is to be deemed binding and paramount.

3.    The Loan Agreement (and any exhibits thereto) are hereby amended as follows:

As to the Loan Agreement:

A.    Section 1.1 is hereby amended by the following new or amended definitions:

“Ancillary Credit Parties” means each Person (other than Lender) that executes any or multiple Credit Documents including but not limited to Jeffrey Eberwein, who has executed an instrument of Guaranty, Lone Star Value Investors, LP which has executed the Pledge and Security Agreement, as amended, and MUFG Union Bank, N.A., which has executed the Securities Account Control Agreement, as amended.

“Ancillary Guarantor” means Jeffrey Eberwein, who has executed an instrument of Guaranty.

“Borrowing Base” means at any time with respect to any Borrower, an amount equal to the sum at such time of:

(a)    Accounts Availability; plus

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(b)    Inventory Availability; plus

(c)    Equipment Availability; plus

(d)    Real Estate Availability; plus

(e)    Cash Availability; minus

(f)    the Reserves, including without limitation, the amount of Letter of Credit Obligations.

“Cash Availability” means the amount of Revolving Credit Advances against Cash Collateral Lender may from time to time make available to a Borrower in the aggregate up to one hundred percent (100%) of the value of the Cash Collateral up to $150,000 provided that the Pledge and Security Agreement and Securities Account Control Agreement remain in full force and effect.”

“Cash Collateral” means that money in the amount of not less than $150,000 deposited by Lone Star Value Investors, LP into a deposit account located at MUFG UNION BANK, N.A. pledged as Collateral to Lender pursuant to the Pledge and Security Agreement and perfected in favor of Lender by the Securities Account Control Agreement.

“Credit Documents” means this Agreement, the Note, each Guaranty, each Pledge and Security Agreement, each Securities Account Control Agreement, each Power of Attorney, each Mortgage, each Life Insurance Assignment, each Subordination Agreement, each Intercreditor Agreement, and all other documents, instruments and agreements now or hereafter executed and/or delivered in connection herewith or therewith and/or as any or all of the foregoing documents, instruments, and agreements may now or hereafter be amended.

“Credit Parties” means each Borrower and each other Person (other than Lender) that is or may become a party to this Agreement or any other Credit Document which is not an Ancillary Credit Party, including but not limited to ATRM Holdings, Inc., a Minnesota corporation.

“Guarantor” means each Person which executes a Guaranty or a support, put or other similar agreement in favor of Lender in connection with the transactions contemplated by this Agreement

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who is not an Ancillary Guarantor, including but not limited to ATRM Holdings, Inc., a Minnesota corporation.

“Permitted Concentration Related Overadvance” means an advance from time to time permitted by Lender to Borrowers in accordance with the provisions of Section 2.1 hereof in the amount of Accounts Availability applied to the amount of otherwise Eligible Accounts which exceeds the twenty percent (20%) concentration limit as evidenced by a Borrowing Base Certificate delivered to Lender.

“Permitted (Other) Overadvance” means an advance from time to time permitted by Lender to Borrower in accordance with the provisions of Section 2.1 hereof equal to the amount which exceeds the Borrowing Base evidenced by a Borrowing Base Certificate delivered to Lender other than a Permitted Concentration Related Overadvance.

The term “Permitted Overadvance” is deleted and replaced by “Permitted Concentration Related Overadvance” or “Permitted (Other) Overadvance”.

“Pledge and Security Agreement” means the pledge and security agreement dated October 4, 2016 executed by Lender and Lone Star Value Investors, LP, as amended, by which money in U.S. Dollars in the amount of not less than $3,300,000 in a deposit account at MUFG Union Bank, N.A. pursuant to which Lender has a first and only perfected security interest.

“Securities Account Control Agreement” means the Securities Account Control Agreement dated October 4, 2016 executed by MUFG Union Bank, N.A. perfecting Lender’s security interest in the Pledge and Security Agreement.”

B.    Section 2.1(a) is hereby amended to read as follows:

“(a)(i)    Subject to the terms and conditions set forth herein and in the Credit Documents, Lender may, in its sole discretion, make revolving credit advances (the "Revolving Credit Advances") to Borrower from time to time during the Term which, in the aggregate at any time outstanding together with all outstanding Letter of Credit Obligations, will not exceed the lesser of (x) the Maximum Revolving Amount or (y) an amount equal to the Borrowing Base.

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(a)(ii)    On such terms and conditions set forth in Section 2.1 (a)(i), Lender may, in its sole discretion, either make a Permitted Concentration Related Overadvance or a Permitted (Other) Overadvance, or both, until not later than the earlier of (A) December 31, 2018, (B) the Maturity Date or such earlier date in accordance with Section 11.1 of the Loan Agreement, or (C) the Maturity Date or such earlier date in accordance with Section 11.1 of the Loan and Security Agreement (Acquisition) dated as of October 4, 2016, as amended, executed by EdgeBuilder, Inc., Glenbrook Building Supply, Inc., Guarantor, Borrower, and Lender (or such later date that Lender may approve in writing) (the “Overadvance Termination Date”) provided that (x) the amount of the Permitted Concentration Related Overadvance is up to $500,000 in amount at any time outstanding and fully secured by the ongoing existence and enforceability of the Guaranty of Ancillary Guarantor, and the amount of the Permitted (Other) Overadvance is fully secured by cash Collateral provided by Guarantor to Lender by means of the deposit of such cash Collateral into the Collateral Account of Borrower subject to the security interest of Lender herein provided and (y) the cash Collateral of Guarantor is free and clear of any other security interest including that of either Guarantor. On or prior to the Overadvance Termination Date (or such later date that Lender may approve in writing), each Permitted Concentration Related Overadvance and Permitted (Other) Oveadvance shall be repaid by Borrower to Lender. Promptly following such repayment, but not later than five (5) Business Days thereafter, the cash Collateral provided by Guarantor shall be returned by Lender if there then exists no Event of Default or unless an Event of Default would result due to such return of cash Collateral. At all times the cash Collateral of Guarantor shall secure the Guaranty of Guarantor, provided in Section 13.5 hereof.”

C.    Section 5.1(b)(vi) is hereby amended to read as follows:

"(vi)    Overline/Overadvance Fees. Under circumstances where any Borrower requests and Lender approves Revolving Credit Advances which would exceed the Maximum Revolving Amount and/or the Borrowing Base, (other than a Permitted (Other) Overadvance) Lender may impose fees in connection therewith. Such fees shall include (i) a monthly fee in the amount of two and one-half percent (2.50%) of the greater of (A) the highest amount by which the amount of Revolving Credit Advances during such month exceeds the Borrowing Base and (B) if any, the amount approved by Lender for such Revolving Credit Advance in excess of the Borrowing Base for such month and (ii) two and one-half percent (2.50%) of the greater

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of (A) the highest amount by which the Revolving Credit Advances during such month exceeds the Maximum Revolving Amount and (B) if any, the amount approved by Lender for such Revolving Credit Advances in excess of the Maximum Revolving Amount for such month. Such fees shall be payable on the first day of each month with respect to the preceding calendar month.”

D.	Cash Collateral is hereby added to the Collateral described in Section 10.1(a).

E.	Section 12.1 is hereby amended to read as follows:

“12.1    Events of Default If any one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)    any Borrower shall fail to pay the principal of or interest on any Loan or any fees or other Obligations when and as the same shall become due and payable (whether at maturity, by acceleration or otherwise); or

(b)    any representation or warranty made or deemed made in or in connection with this Agreement or any other Credit Document or as an inducement to enter into this Agreement or any other Credit Document or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument or agreement furnished in connection with or pursuant to this Agreement or any other Credit Document shall prove to have been false or misleading in any material respect when made, deemed to be made or furnished; or

(c)(i) Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in any Credit Document or in Article II, Sections 7.1, 7.3, 7.16, 7.17, 7.18, 7.19, 8.2 and Article IX of this Agreement; or (ii) Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the other covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Agreement (other than those set forth in the Sections referred to in clause (i) immediately above) or any of the other Loan Documents, regardless of whether such breach involves a covenant, promise, agreement, condition, requirement, term or provision with respect to a Credit Party that has not signed this Agreement, or (iii) if any Ancillary Credit Party or Ancillary Guarantor shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements,

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requirements, conditions or other terms or provisions contained in a Credit Document it has signed and such breach is not remediable or, if remediable, continues unremedied for a period of five (5) Business Days after the earlier to occur of (x) the date on which such breach is known by any Ancillary Credit Party or Ancillary Guarantor or reasonably should have become known to any officer of any Borrower or any Credit Party and (y) the date on which Lender shall have notified any Borrower or such other Credit Party or Ancillary Credit Party of such breach; or

(d)    This Agreement or any other Credit Document shall not be for any reason, or shall be asserted by any Credit Party or Ancillary Credit Party or Ancillary Guarantor or other Person which signed such Credit Document not to be, in full force and effect in all material respects in accordance with its terms or the Lien granted or intended to be granted to Lender pursuant to this Agreement or any other Credit Document shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in this Agreement or another Credit Document); or

(e)    any judgment shall be rendered against any Credit Party or Ancillary Credit Party or Ancillary Guarantor or there shall be any attachment or execution against any of the assets or properties of any Credit Party or Ancillary Credit Party or Ancillary Guarantor, and such judgment, attachment or execution remains unpaid, unstayed or undismissed for a period of fourteen (14) days from the date of such judgment; or

(f)    any Credit Party shall be dissolved or any Credit Party shall generally not pay, or shall be generally unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or if any Credit Party, Ancillary Credit Party or Ancillary Guarantor shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted or a petition shall be filed by or against any Credit Party, Ancillary Credit Party or Ancillary Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or any Credit Party, Ancillary Credit Party or Ancillary Guarantor shall take any action to authorize any of the actions set forth above in this clause (f); or

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(g)    any Credit Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of Indebtedness when and as the same shall become due and payable or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreements or instruments evidencing or governing any Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such indebtedness or a trustee on its or their behalf to cause, such indebtedness to become due prior to its stated maturity; or

(h)    the occurrence of a Change of Control in or with respect to any Credit Party or Ancillary Credit Party; or

(i)    there shall be commenced against any Credit Party or Ancillary Credit Party or Ancillary Guarantor any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which remains unstayed or undismissed for thirty (30) consecutive days; or any Credit Party or Ancillary Credit Party or Ancillary Guarantor shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(j)    any other event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect; or an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding the Minimum Actionable Amount; the indictment or threatened indictment of any Credit Party, any officer of any Credit Party or any Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against any Credit Party, any officer of any Credit Party or any Guarantor or the commencement of criminal or civil penalty proceeding against Ancillary Guarantor, pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Credit Party; or

(k)    any Credit Party or Ancillary Credit Party or Ancillary Guarantor or other Person shall take or participate in any action which would be prohibited under the provisions of any Credit Document

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signed by such party, or there shall occur an Event of Default or breach under the provisions of any Credit Document, or any Credit Party shall make any payment on the Subordinated Debt that any Person was not entitled to receive under the provisions of the applicable Subordination Agreement or Intercreditor Agreement; or

(l)    the Life Insurance Policy shall be terminated, by any Credit Party or otherwise; or the Life Insurance Policy shall be scheduled to terminate within thirty (30) days and such Credit Party shall not have delivered a satisfactory renewal thereof to Lender; or any Credit Party shall fail to pay any premium on the Life Insurance Policy when due; or shall take any other action that impairs the value of the Life Insurance Policy; or

(m)    a breach, event of default or acceleration of indebtedness on account of indebtedness due Univest Capital, Inc., as set forth on the Disbursement Schedule 9(b).

then, and in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing, Lender in its sole discretion may declare any or all of the Obligations to be due and payable, and the same shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided, however, that if there shall occur an Event of Default under paragraph (f) above, then any and all of the Obligations shall be immediately due and payable without any necessary action or notice by Lender. An Event of Default as defined herein shall also be an Event of Default under any other Credit Document or any other Obligations now existing or hereafter arising.”

4.    Borrower and ATRM Holdings, Inc., acknowledge the Events of Default, Lender’s waivers thereof, and Lender’s reservation of rights set forth in the letter agreement dated August 29, 2017, which remain in full force and effect.

5.    Capitalized terms used in this Amendment which are not otherwise defined herein have the meaning ascribed thereto in the Credit Documents.

6.    The parties agree to sign, deliver and file any additional documents and take any other actions that may reasonably be required by Lender including, but not limited to, affidavits, resolutions, or certificates for a full and complete consummation of the matters covered by this Amendment.

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7.    This Amendment is binding upon, inures to the benefit of, and is enforceable by the heirs, personal representatives, successors and assigns of the parties. This Amendment is not assignable by Borrower or ATRM Holdings, Inc., without the prior written consent of Lender.

8.    To the extent that any provision of this Amendment is determined by any court or legislature to be invalid or unenforceable in whole or part either in a particular case or in all cases, such provision or part thereof is to be deemed surplusage. If that occurs, it does not have the effect of rendering any other provision of this Amendment invalid or unenforceable. This Amendment is to be construed and enforced as if such invalid or unenforceable provision or part thereof were omitted.

9.    This Amendment may only be changed or amended by a written agreement signed by all of the parties hereto. By the execution of this Amendment, Lender is not to be deemed to consent to any future renewal or extension of the Loans. This Amendment is deemed to be part of and integrated into the Credit Documents.

10.    THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO THE CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

11.    The parties to this Amendment acknowledge that each has had the opportunity to consult independent counsel of their own choice, and that each has relied upon such counsel's advice concerning this Amendment, the enforceability and interpretation of the terms contained in this Amendment and the consummation of the transactions and matters covered by this Amendment.

12.    Borrower agrees to pay all attorneys’ fees and other costs incurred by Lender or otherwise payable in connection with this Amendment (in addition to those otherwise payable pursuant to the Credit Documents), which fees and costs are to be paid as of the date hereof.

13.    This Amendment may be executed in any number of counterparts, each of which when so executed is deemed to be an original and all of which taken together constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

14.    THE BORROWER, FOR ITSELF, ITS SUBSIDIARIES (IF ANY) AND ATRM HOLDINGS, INC., AND LENDER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AMENDMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS AMENDMENT.

[Remainder of Page Left Intentionally Blank – Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have signed this Amendment.

Witness:                        KBS BUILDERS, INC.

/s/                            By:/s/ Daniel M. Koch__________________
Print Name                            Daniel M. Koch
                                President

Witness:                        ATRM HOLDINGS, INC.

/s/                            By:/s/ Daniel M. Koch__________________
Print Name                            Daniel M. Koch
                                President

[Signature Page to Sixth Agreement of Amendment to Loan and Security Agreement
– continued on following page]

(signatures continued from previous page)

GERBER FINANCE INC.

By:
Jennifer Palmer
President

[Signature Page to Sixth Agreement of Amendment to Loan and Security Agreement]

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